As filed with the Securities and Exchange Commission on September 13, 2004
                                                               Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     INTERNATIONAL BROADCASTING CORPORATION
                  (Name of Small Business Issuer in Its Charter)

Nevada                                               91-2101440
(State or Other Jurisdiction of                     (I.R.S. Employer
 Incorporation or Organization)                     Identification No.)

5100 N. 27th Street, Ste A-2 PMB 354, Lincoln, NE         68521
(Address of Principal Executive Offices)                (Zip Code)

(402) 742-0493
(Issuer's Telephone Number, Including Area Code)


                     EMPLOYEE SALARY COMPENSATION AGREEMENT
                              (Full title of plan)

                                Daryn P. Fleming
                                       CEO
                      5100 N. 27th Street, Ste A-2 PMB 354
                                Lincoln, NE 68521
                     (Name and address of agent for service)

                                 (402) 742-0493

          (Telephone number, including area code of agent for service)

                                    Copy to:

                            James H. Morgan, Esquire
                                 122 Pelican Ave
                             Brighton Colorado 80601
                             Office: (720) 685-3303

                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------
                                        Proposed Maximum   Proposed Maximum
Title of Securities      Amount to be    Offering Price    Aggregate Amount     Amount of
to be Registered          Registered        per share       Offering Price   Registration Fee
----------------------------------------------------------------------------------------------
Common Stock
(no par value)          15,000,000(1)        $0.022          $330,000.00         $41.81(2)

(1) Represents 15,000,000 shares of Common Stock to be issued to Employees, as compensation for services rendered. (2) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993.

                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information

         a.       GENERAL INFORMATION
The Company has its principal offices at: 5100 N. 27th Street, Ste A-2 PMB 354 Lincoln, NE 68521, Telephone: (402) 742-0493.

Item 2.     Registrant Information.

Purposes:
The Common Stock will be issued by the Company pursuant to an agreement entered into between the Employee and the Company and approved by the Board of Directors of the Company (the 'Board of Directors'). The agreement is intended to provide a method whereby the Employees of the Company may be compensated for by stock in the Company in lieu of salaries.

Common Stock
The Board has authorized the issuance of up to 15,000,000 shares of the Common Stock to issue to Employees upon effectiveness of the filing and effectiveness of Form S-8.

The Employee has agreed to accept shares of Common Stock in lieu of payment for salaries in money, which salary amounts are owing to Employee by Company. The exact number of shares to be issued to each Employee shall be determined between the Company and Employee.

No Restrictions on Transfer
The shares shall be issued in lieu of payment of money for salaries and the Employee shall become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Employee
The Common Stock is not qualified under Section 401(a) of the Internal
Revenue Code. The Employee, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the earlier of two events occur: a) shares become freely transferable, or, b) cease to be subject to a substantial risk of forfeiture. Because the employee may immediately fully vest in the shares, the Employee will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer.

If the transfer of stock to an employee is subject to Section 16(b) of the Securities and Exchange Act of 1934, that employee's rights in the property may be (a) subject to substantial risk of forfeiture, and (b) not freely transferable. This SEC rule defers the tax on such employees, but will lapse and become taxable to the employee at the earlier of (a) the expiration of the 6-month period, or (b) the first day on which the property's sale wouldn't subject the person to an SEC suit.

Tax Treatment to the Company
The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales if an Affiliate
In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called 'profit', as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the 'purchase' of shares in connection with the 'profit' computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any 'profit' computation under 16(b) the price paid for the Common Stock issued to affiliates is equal to the value of services rendered. Shares of Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

                                     PART II

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         This registration statement is being filed solely to register the issuance of up to 15,000,000 shares of Common Stock of International Broadcasting Corporation ("IBC"), a Nevada Corporation, pursuant to the IBC Employee Compensation Plan (the "Plan").

Item 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, which are on file with the Securities and Exchange Commission (the "Commission"), are incorporated in this registration statement by reference:

         All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, including, but not limited to, the Company's Annual Report on Form 10-KSB for the year ending December 31, 2003 and Quarterly Reports on Forms 10-QSB for the quarters ending March 31, 2004, June 30, 2004 and September 30, 2003, and Current Reports Filed on Form 8-k October 7, 2003.

         In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of the shares then remaining unsold, will be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of the documents.

         Any statement contained in a document incorporated or superceded for purposes of this registration statement, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded will not be deemed, except as so modified or superceded, to constitute a part of this registration statement.


Item 4.     DESCRIPTION OF SECURITIES

         Not applicable.


Item 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

         There are not named experts in connection with the filing of this Registration Statement. Certain legal matters in connection with this registration statement will be passed upon for International Broadcasting Corporation by James H. Morgan, Attorney at Law. James H. Morgan currently has no beneficial ownership in the shares of IBC, nor will he as of the time of this filing, be entitled to receive shares of IBC as compensation for legal services rendered, nor has he been employed on a contingency fee basis at anytime. He may receive share of IBC stock in the future for legal services rendered to IBC.


Item 6.     INDEMNIFICATION OF  DIRECTORS AND OFFICERS.

Nevada General Corporate Law

         Sections 78.751 and 78.7502 of the Nevada General Corporation Law, provides as follows:

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a Director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         4. Any discretionary indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper under the circumstances. The determination must be made:
         (a) By the stockholders;
         (b) By the board of Directors by majority vote of a quorum consisting of Directors were not parties to the act, suit or proceeding;
         (c) If a majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or
         (d) If a quorum consisting of Directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than Directors or officers may be entitled under any contract or otherwise by law.

         6. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any Director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a Director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.


         NRS 78.752 allows Insurance or other financial arrangements against liability of directors, officers, employees and agents as follows:
      1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.
      2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:
      (a) The creation of a trust fund.
      (b) The establishment of a program of self-insurance.
      (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.
      (d) The establishment of a letter of credit, guaranty or surety.
No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.
      3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.
      4.  In the absence of fraud:
      (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and
      (b) The insurance or other financial arrangement:
             (1) Is not void or voidable; and
             (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.
      5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of title 57 of NRS.

Bylaws

         Article IX of the Bylaws of International Broadcasting Corporation (formerly named Explosive Financial Opportunities, Inc.), provides that every person (including officers and directors) who is a party or is threatened to be a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person XXXX

Item 7.     EXEMPTION FROM REGISTRATION CLAIMED.
         Not Applicable.

Item 8.     EXHIBITS.
See Exhibits and Exhibits Index Below.

Item 9.     UNDERTAKINGS.
         The undersigned registrant hereby undertakes:
         (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Lincoln, Nebraska.


                                    International Broadcasting Corp.

                                    Date: September 13, 2004

                                    By: /s/ Daryn P. Fleming
                                    ----------------------------
                                    Daryn P. Fleming,CEO


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Daryn P. Fleming, his attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.


                                    Date: September 13, 2004

                                    By: /s/ Daryn Fleming
                                    ---------------------
                                    Daryn Fleming, CEO

                                INDEX TO EXHIBITS

Exhibit
NO.          Description
---          -----------
4.1          Identities of Shareholders Participating in the Plan
5.1          Opinion of Counsel, regarding the legality of the
             securities registered hereunder.
23.1         Consent of Sherb & Co., LLP (CPA)
23.2         Consent of Counsel (included as part of Exhibit 5.1)